<Letterhead of Columbia Financial Group appears here
1301 York Road, Suite 400, Lutherville, MD 21093
Tel: (410) 321-1799 Fax: (410) 321)-1753, 888-301-6271
www.cfgstocks.com>


                       CONSULTANT AGREEMENT

     Columbia Financial Group is an investor relations, direct marketing, publishing, public relations and advertising firm with expertise in the dissemination of information about publicly traded companies. Also in the business of providing investor relations services, public relations services, publishing, advertising services, fulfillment services, as well as internet related services.

     Agreement made this 1st day of June, 1999, between Worldwide Wireless Network, Inc.(hereinafter referred to as "Corporation"), and Columbia Financial Group, Inc. (hereinafter referred to as "Consultant"), (collectively referred to as the "Parties"):

                            Recitals:

     The Corporation desires to engage the services of the Consultant to perform for the Corporation consulting services regarding all phases of the Corporation's "Investor Relations" to include direct investor relations and broker/dealer relations as such may pertain to the operation of the Corporation's business.

     The Consultant desires to consult with the Board of Directors, the Officers of the Corporation, and certain administrative staff members of the Corporation, and to undertake for the Corporation consultation as to the company's investor relations activities involving corporate relations and relationships with various broker/dealers involved in the regulated securities industry.

                            AGREEMENT

     1. The respective duties and obligation of the contracting parties shall be for a period of twelve (12) months commencing on the date first appearing above. This Agreement may be terminated by either parties only in accordance with the terms and conditions set forth in Paragraph 7.

                 Services Provided by Consultant

     2. Consultant will provide consulting services in connection with the Corporation's "investor relations" dealings with NASD broker/dealer and the investing public. (At no time shall the Consultant provide services which would require consultant to be registered and licensed with any federal or state regulatory body of self-regulating agency.) During the term of this Agreement, Consultant will provide those services customarily provided by an investor relations firm to a Corporation, including but not limited to the following:

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                     Columbia Financial Group

(1) Aiding a Corporation in developing a marketing plan directed at informing the investing public as to the business of the Corporation; and

(2) Providing assistance and expertise in devising an advertising campaign in conjunction with the marketing campaign as set forth in (1) above; and

(3) Advise the Corporation and provide assistance in dealing with institutional investors as it pertains to the Company's offerings of its securities; and

(4) Aid and assist the Corporation in the Corporation's efforts to secure "market makers" which will trade the Corporation's stock to the public by providing such information as may be required; and

(5) Aid and advise the Corporation in establishing a means of securing nationwide interest in the Corporation's securities; and

(6) Aid and assist the Corporation in creating an "institutional site program" to provide ongoing and continuous information to fund managers; and

(7) Aid and consult with the Corporation in the preparation and dissemination of press releases and news announcements; and

(8) Aid and consult with the Corporation in the preparation and dissemination of all "due diligence" packages requested by and furnished to NASD registered broker/dealers, the investing public, and/or other institutional and/or fund managers requesting such information from the Corporation; and

(9) At the Corporation's direction, work with the Corporation's Public Relations firm to jointly support the Corporation's overall public relations program.


                           Compensation

     3. In consideration for services provided by Consultant to the Corporation, the Corporation shall pay or cause to be delivered to the Consultant each month prior to the termination of this agreement 1/12 of the warrants set forth in A, B, C below. 400,000 five (5) year warrants with the following exercise price:

     A.   100,000 warrants at $3.00 per share.
     B.   100,000 warrants at $4.00 per share.
     C.   200,000 warrants at $5.00 per share.

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                            Compliance

     4. At the time of Consultants execution of the warrants referred to in #3, Compensation above, common shares underlying the warrants, delivered by Corporation to Consultant will, at that particular time, be incorporated, in the next registration filed by the corporation. The warrants shall have "piggy back" registration rights and will, at the expense of the Corporation, be included in said registration.

                  Representation of Corporation

     5. (a). The Corporation, upon entering this Agreement, hereby warrants and guarantees to the Consultant that to the knowledge of the Officers of the Company, all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no misstatements of a material fact. Consultant acknowledges that estimates of performance made by Corporation are based upon the best information available to Corporation officers at the time of said estimates of performance. The Corporation officers ant the time of said estimates of performance. The Corporation acknowledges the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Company's business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Paragraph 6, below, the Corporation shall hold harmless the Consultant from any and all error, omissions, misstatements, except those made in a negligent or intentionally misleading manner in connection with all information furnished by Corporation to Consultant.

     6. Consultant shall agree to release information only with written approval of the Company.

     Worldwide Wireless Inc.
     1. Authorized: 50mm
     2. Outstanding: 11.4mm shares
     3. Free trading (float): 4mm shares (approx.)
     4. Shares subject to Rule 144 restrictions: 7.4 mm shares (approx.)

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                        Limited Liability

     6. With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the corporation, or to anyone who may claim any right due to any relationship with the Corporation, or any acts or omissions in the performance of services on the part of the Consultant, or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to its willful misconduct or culpable negligence.

                           Termination

     7. This Agreement may be terminated by either party upon the giving of not less than ten (10) days written notice, delivered to the parties at such address or addresses as set forth in Paragraph 8, below. In the event of a termination, Consultant shall be entitled to the pro-rata monthly warrant compensation.

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                             Notices

     8. Notices to be sent pursuant to the terms and conditions of this Agreement, shall be sent as follows:

Timothy J. Rieu                        Jack Tortorice
Columbia Financial Group               World Wide Wireless Network, Inc.
1301 York Road, Ste. 400               700 The City Drive, #3400
Lutherville, Maryland 21093            Orange, CA 92868

                         Attorneys' Fees

     9. In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other parties, all reasonable attorney's fees, expenses and suit costs, including those associated within the appellate or post judgement collection proceedings.

                           Arbitration

     10. In connection with any controversy or claim arising out of or relating to this Agreement, the parties hereto agree that such controversy shall be submitted to arbitration, in conformity with the Federal Arbitration Act (Section 9 U.S. Code Section 901 et seq), and shall be conducted in accordance with the Rules of the American Arbitration Association. Any judgment rendered as a result of the arbitration of any dispute herein, shall upon being rendered by the arbitrators be submitted to a Court of competent jurisdiction within the State of Florida or in any state where a party to this action maintains its principal business or is a Corporation incorporated in said state.

                          Governing Law

     11. This Agreement shall be construed under and in accordance with the laws of the State of California, and all parties hereby consent to California as the proper jurisdiction for said proceedings provided herein.

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Parties Bound

     12. This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrations, legal representatives, successors, and assigns when permitted by this Agreement.

                        Legal Construction

     13. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

                   Prior Agreements Superseded

     14. This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties hereto.

           Multiple Copies or Counterparts of Agreement

     15. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties' signatures are not delivered.


               Liability of miscellaneous Expenses

     16. The Corporation shall be responsible to any miscellaneous fees and cost that are approved in writing by the Corporation prior to _______ unrelated to the agreement made between the Parties.

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                             Headings

     1. Headings used throughout this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.




     IN WITNESS WHEREOF, the parties have set their hands and seal as of the date written above.


BY: /s/ Timothy J. Rieu
    -------------------
    Timothy J. Rieu
    President
    Columbia Financial Group



BY: /s/ Jack Tortorice
    ------------------
    World Wide Wireless Network, Inc.
    770 The City Drive South, # 3400
    Orange, CA 92868